Exhibit 99.2

TELULAR CORPORATION, #4204162
Telular Corporation 1st Quarter 2010 Earnings Conference Call
January 28, 2010, 4:30 PM ET
Chairperson: Joe Beatty

Operator:	Good afternoon ladies and gentlemen. Thank you for standing by and welcome to the Telular Corporation First Quarter 2010 Earnings Conference Call. During today's presentation all parties will be in a listen-only mode. Following the presentation the conference will be opened for questions. If you have a question please press the * followed by the 1 on your touchtone phone. Please press * 0 for Operator assistance at any time.

For participants using speaker equipment it may be necessary to pick up your handset before making your selection. This conference is being recorded today, January 28, 2010.

I would now like to turn the conference over to Brinlea Johnson at The Blueshirt Group. Please go ahead ma'am.

Brinlea Johnson:	Good afternoon ladies and gentlemen and welcome to Telular Corporation's conference call to discuss operating results for the first quarter ended December 31, 2009.

By now, everyone should have received a copy of the Company's press release sent out this afternoon. If you need a copy of the press release please contact The Blueshirt Group at 212-551-1453.

On the line with us today from Telular's Management is Joe Beatty, President and Chief Executive Officer and Jonathan Charak, Senior Vice President and Chief Financial Officer.

Before we begin I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements. Please refer to the Company's 10-K and other periodic filings with the Securities and Exchange Commission for discussion of these factors.

At this point I'd like to turn the call over to Mr. Joe Beatty.

Joe Beatty:	Thanks Brinlea and good afternoon everyone. We started the year off posting strong first quarter results. Total revenues increased 21% over last year, driven by Telguard sales which were up 40% year over year.

During the quarter we activated over 36,000 new Telguard subscribers and exceeded our expectation of Telguard product sales. Our recurring stream of Telguard and TankLink service revenues continues to grow and represents 50% of total revenues.

Looking ahead I'm very optimistic about the continued growth of our Telguard business and remain focused on driving revenue growth and profitability during 2010. I'll go into more detail later on the call. For now I'm going to turn the call over to Jonathan Charak, our CFO, to review the first quarter financials.

Jonathan Charak:	Thank you Joe and good afternoon. For the first quarter of 2010, Telular reported revenue of $13 million, up 6% sequentially and up 21% from the prior year period. The Company posted a strong quarter of profitability with net income of $1 million or $0.06 per share as compared to $120,000.00 or $0.01 per share in the prior year period.

In the first quarter of 2010, net income before non-cash items increased 75% to $1.6 million as compared to $940,000.00 in the prior year period. Net income before non-cash items is a non-GAAP measure which adds back depreciation, amortization, and stock based compensation expense to net income. We use this measure internally to assess our ability to generate cash from operating the business.

First quarter Telguard products and service revenues increased to $11.2 million, up 9% sequentially and up 40% from $8 million reported in the first quarter of 2009. Telguard product sales in the first quarter increased 13% sequentially and 62% year over year to exactly $1 million.

Additionally, Telguard service revenues increased 6% sequentially and 25% over the prior year period to $6.1 million. We exceeded our previous guidance of 30,000 to 35,000 Telguard units per quarter and sold 38,000 units in the first quarter. During the quarter we activated over 36,000 new subscribers in the period with approximately 532,000 Telguard subscribers. Period end subscriber base reflects a continued favorable quarterly churn rating of about 1%.

Going forward we are increasing our guidance and now expect Telguard unit sales to be 30,000 to 40,000 per quarter during the remainder of fiscal 2010.

The average selling price per Telguard hardware unit sold in the first quarter was $134.00. Telguard's service average revenue per unit or RPU, remained flat sequentially at $3.95 per month in the first quarter of 2010.

TankLink and terminal products sales were $1.8 million in the first quarter of 2010, flat with the fourth quarter of 2009. During operations we are doing a very good job of controlling costs and realizing operational efficiencies. Operating expenses were $4.3 million in the quarter, down from $4.4 million in the prior year period.

Our balance sheet remains very strong with $21 million in cash and no debt.

Now I'd like to turn the call back to Joe to go into a more detailed discussion of our business and the longer term growth plans.

Joe Beatty:	Great, thanks Jonathan. Telular reported a very strong first quarter, building on the momentum in our core Telguard business and a steady stream of recurring revenues. We have a strong reputation in the industry and were recognized for the second consecutive year as a leading provider of machine-to-machine solutions by M2M Magazine.

This quarter we continued to grow revenues, carefully manage operating expenses, generate profits, and maintain a strong balance sheet. In the first quarter we were very encouraged by the uptick of unit sales in our Telguard business. We remain very optimistic about the growth in this business and we're able to increase guidance going forward.

Our continued growth is being driven by consumers who are increasingly eliminating traditional telephone lines, therefore causing security dealers to install Telguard as the primary communications mode. Our market research indicates that this trend will only accelerate and that more security dealers are beginning to specify cellular communicators as a standard component of their proposals to potential customers.

In order to further secure our market position in the security space, we're working on several enhancements to our Telguard service offering that will debut in 2010. These enhancements involve both the hardware and the service portal and we believe our security customers will be pleased by the added feature functionality that will be available for them later this year.

For competitive reasons I won't go into detail on this call but I think it's important for investors to know that we're focusing our existing development resources in Telguard in order to protect and grow our market share.

Looking at our other businesses, this quarter we were very excited to announce a strategic agreement with Telefónica Mexico to distribute our TankLink solutions. Telefónica is targeting propane gas distributors and offers the solution under the trade name of TeleControl-Gas. The business problem we're resolving is one of shrinkage or theft of the propane fuel supply utilized by many small businesses in Mexico.

A testimonial from Telefónica's initial customer highlights a 50% savings in that customer's fuel bill, 50%. They were being billed for two tank refills every visit but determined that the driver was not actually refilling the second tank. In this situation we're able to leverage our long term established relationship with Telefónica through our terminals business to expand TankLink internationally as originally envisioned when we made the TankLink or SupplyNet communications acquisition.

TankLink's remote tank monitoring solution allows Telefónica to use their GSM network combined with our hardware and service solution to offer commercial customers greater efficiency and supply chain security. We expect to expand the propane monitoring solution to other Latin American countries over time to drive increased TankLink sales.

In conclusion, I'm pleased with our first quarter financial results and I'm optimistic about our prospects and outlook for the rest of the year. I really believe we have a solid core business on which we can layer new growth opportunities. We remain committed to maximizing shareholder value by delivering solid sales in our Telguard business and carefully expanding opportunistically in the machine-to-machine wireless space.

Looking at 2010, we remain focused on our five key initiatives -- capitalizing on the rising wireless trend to drive Telguard sales, growing recurring service revenues as a portion of our total revenues, expanding TankLink sales opportunities, continuing to tightly manage our cost structure, and generating cash to build shareholder value. We look forward to keeping you updated on our progress throughout the year and with that, I'd like to turn the call over to the Operator to coordinate any questions you might have.

Operator:	Thank you sir. We will now begin the question and answer session. As a reminder, if you have a question please press the * followed by the 1 on your touchtone phone. If you would like to withdraw your question please press the * followed by the 2. If you are using speaker equipment today you will need to lift the handset before making your selection.

One moment please for our first question. Once again ladies and gentlemen if there are any questions at this time we ask that you please press the * followed by the 1 on your touchtone phone and if you are using speaker equipment please lift the handset before making your selection.

One moment please. And our first question comes from the line of Ali Motamed with Boston Partners. Please go ahead.

Ali Motamed:	Hi guys, fantastic job. Just stay the course. This is great, but my question is--

Joe Beatty:	Thanks Ali.

Ali Motamed:	My question is any impact from Broadview’s acquisition by Tyco?

Joe Beatty:	Impact on the Broadview acquisition by Tyco, to the extent there is any impact it should be positive. We don't do much with Broadview today at all. They're pretty much a pure Honeywell shop and so there is only one way to go so we'll see. We'll work on that and see if we can turn that into something positive for us but I certainly don't see much downside.

Ali Motamed:	Any plan, I mean, we should be teed up here. Any plans to really get on the road? I mean, it's very surprising still where the stock trades.

Joe Beatty:	Actually, we will be getting out on the road. We've got our shareholder meeting next week and then after that with a fresh quarter reported we will be getting out and about to meet with investors, hopefully finding some new ones.

Ali Motamed:	Perfect. Well thank you again and fantastic job.

Joe Beatty:	Thanks Ali.

Operator:	Thank you. Ladies and gentlemen if there are any additional questions at this time please press the * followed by the 1. As a reminder, if you are using speaker equipment please lift your handset before making your selection.

One moment please. And Mr. Beatty, there are no further questions at this time. Please continue.

Joe Beatty:	Thanks. I just want to say thanks everyone for tuning in. We really feel good. It was a great quarter and the rest of the year looks good so we will stay in touch and perhaps see you on the road once we get out and about. Thanks.

Operator:	Ladies and gentlemen, this concludes the Telular Corporation First Quarter 2010 Earnings Conference Call. This conference will be available for replay after 3:30 Pacific Standard Time today through January 31st at midnight. You may access the replay system at any time by dialing 1-800-406-7325 or 303-590-3030 and entering the access code of 4204162 followed by the #. Thank you for your participation. You may now disconnect.

END